I, Gregory B. Sullivan, the Chief Executive Officer, and Mark G. Sauder, the Chief Financial Officer, of DriveTime Automotive Group, Inc., certify that to the best of our knowledge and belief: (I) the report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of DriveTime Automotive Group, Inc.


Date: November 13, 2002



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Gregory B. Sullivan
President and Chief Executive Officer
(Principal Executive Officer)




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Mark G. Sauder
Vice President and Chief Financial Officer
(Principal Accounting and Financial Officer)